UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 8, 2026

EVOFEM BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36754	20-8527075
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7770 Regents Road, Suite 113-618

San Diego, California 92122

(Address of principal executive offices)

(858) 550-1900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Securities Purchase Agreement

On July 8, 2026, Evofem Biosciences, Inc., a Delaware corporation (the “Company”) entered into a promissory note with HUB Cyber Security, Ltd., (“HUB”) providing for the sale and issuance of a subordinated note due in the aggregate original principal amount of $706,304 (the “Note”) (the “Offering”).

The Offering closed on July 8, 2026 (the “Closing Date”) and, as a result, the Company issued a Note in an aggregate principal amount of $706,304. The principal amount of the Note accrues interest at a rate of 12% per annum, compounded monthly (the “Interest Rate”) and will mature after eleven (11) months from July 8, 2026, unless becoming due and payable on an earlier date pursuant to the terms of the Note (the “Maturity Date”). In addition, the Note accrues a Monitoring Fee of $2,000 per week (the “Monitoring Fee”) commencing on the Note issuance date and continuing until the Note and any other amounts due in connection with the Note are paid in full (approximately $94,000 in total if the Note remains outstanding through the Maturity Date), as well as a one-time administration fee of $14,126 (“Administration Fee”). Both the Monitoring Fee and Administration Fee are accrued and payable on the Maturity Date. The Note may be prepaid in whole or part, at any time without premium or penalty. The net proceeds to the Company from the Offering were approximately $706,304.

The Note will be the subordinate obligations of the Company. The Company will be in default if any amount of principal or other amounts are not paid when due. The Company is required to pay, on the Maturity Date, all outstanding principal, accrued and unpaid interest, the accrued Administration Fee, and the accrued Monitoring Fee.

Prohibited Transactions

The Note prohibits the Company from entering specified transactions (including mergers, business combinations and similar transactions) or amending its organizational documents unless the Company obtains prior written consent of HUB.

Covenants

The Note contains a variety of obligations on the Company not to engage in specified activities, which are typical for transactions of this type, as well as the following covenants:

○	The Company will not merge or consolidate into another entity
○	The Company will not sell or dispose of all or substantially all of our assets
○	The Company will not dissolve, wind-up, or liquidate or initiate a bankruptcy proceeding
○	The Company will not materially alter the nature of our business operations
○	The Company will not make payments to any non-employee shareholder during the occurrence of an Event of Default (defined below).
○	The Company will notify HUB if we are subject to any judgements or decrees before any court or governmental entities or if there are any Events of Default

Events of Default

The Note contains standard and customary events of default including but not limited: (i) incorrect representations or warranties in the promissory note (ii) failure to make payments within three (3) days of the due date under the Note; (iii) bankruptcy or insolvency of the Company; (iv) any involuntary petition is filed against us or any of our subsidiaries under any bankruptcy law, rule, regulation, statute, or ordinance; (v) judgements or decrees are entered against us and not resolved within thirty (30) days; and/or (vi) we fail to perform any covenant, agreement, or other term or condition under the Note. The defaults alleged by the Company’s senior noteholder are excluded from being considered an Event of Default under the Note.

If an event of default occurs, HUB may require us to redeem all or any portion of the Note (including all accrued and unpaid interest and other fees thereon), in cash.

The Note will be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflicts of law principles.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information disclosed in item 1.01 of this Current Report on Form 8-K is incorporated into this item 2.03 to the extent required.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Promissory Note dated as of July 8, 2026
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOFEM BIOSCIENCES, INC.

Dated: July 14, 2026	By:	/s/ Saundra Pelletier
Saundra Pelletier
Chief Executive Officer